VOTING AGREEMENT

           VOTING AGREEMENT, dated as of April 20, 2007, (this “Agreement”), by and among Chariot Acquisition Holding LLC (“Parent”) and the parties listed in Schedule A hereto (“Principal Stockholders”).

           WHEREAS, as of the date hereof, Principal Stockholders beneficially own the number of shares of the common stock, par value $.001 per share (the “Company Common Stock”), of Interpool, Inc., a Delaware corporation (the “Company”), as set forth on Schedule A hereto (such shares, owned by each Principal Stockholder, together with any shares of Company Common Stock that are hereafter issued to or acquired or otherwise acquired by any Principal Stockholder prior to the termination of this Agreement being referred to as the “Subject Shares”); and

           WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Chariot Acquisition Sub Inc. (“Merger Sub”) and the Company (the “Merger Agreement”), Parent and Merger Sub have required that each Principal Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Principal Stockholder (only in such Principal Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement upon the terms and subject to the conditions set forth herein.

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Principal Stockholders.

(a)	Each Principal Stockholder hereby represents and warrants to Parent, solely as to itself and its own Shares, severally and not jointly, as follows:

(i)

Such Principal Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the Subject Shares.

(ii)

As of the date hereof, such Principal Stockholder is not the record or beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the Subject Shares, except as set forth on Schedule B.

(iii)	Such Principal Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(iv)

This Agreement has been duly executed and delivered by such Principal Stockholder and this Agreement constitutes a valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(v)

Other than as required or permitted by this Agreement, the Subject Shares are now and shall at all times during the term of this Agreement be beneficially owned by such Principal Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Shares in any such case that would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Subject Shares other than this Agreement.

(vi)

The execution and delivery of this Agreement by such Principal Stockholder and the performance by such Principal Stockholder of its obligations hereunder will not (including with notice or lapse of time or both):

(1)

require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or amendments to Schedules 13D and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(2)

result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any Contract to which such Principal Stockholder is a party or by which such Principal Stockholder or any of its assets is bound that would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(3)

violate the provisions of any Orders applicable to such Principal Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(vii)

Such Principal Stockholder acknowledges receipt and review of the Merger Agreement and understands the terms and conditions thereof. Such Principal Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. Such Principal Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Principal Stockholder’s execution, delivery and performance of this Agreement.

(viii)	Such Principal Stockholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of ownership of the Subject Shares.

(ix)	No consent is necessary under any “community property” or other Laws in order for such Principal Stockholder to enter into and perform its obligations under this Agreement.

(b)

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

3.	Agreement to Vote Shares.

(a)

During the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, each Principal Stockholder agrees to: (i) appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum; and (ii) vote or cause to be voted (or, if requested, execute proxies), or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, in either case solely with respect to a number of shares equal to such Principal Stockholder’s Pro Rata Portion of the Covered Shares: (x) in favor of the adoption of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (y) against (1) any merger or merger agreement (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (2) any amendment of the certificate of incorporation or bylaws of the Company or other proposal or transaction involving the Company or any if its Subsidiaries, which amendment or other transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or change in any manner the voting rights of capital stock of the Company, (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Principal Stockholder under this Agreement, (4) any Takeover Proposal and (5) any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Notwithstanding any reference in this paragraph to actions by written consent, Principal Stockholders shall have no obligation to execute any written consent in lieu of a meeting with respect thereto for the purpose of approving the principal terms of the Merger and the Merger Agreement unless the Company shall have requested that such approval and adoption be effected through the execution of any such written consent, in which case Principal Stockholders shall execute such consent. For purposes of this Agreement (x) “Covered Shares” means an aggregate number of Subject Shares equal to 40% of the outstanding shares of Company Common Stock entitled to vote at the applicable meeting, or act by written consent, in respect of the applicable matter and (y) Pro-Rata Portion means a fraction equal to a Principal Stockholder’s Subject Shares divided by the Subject Shares of all of the Principal Stockholders.

(b)

In furtherance of the covenants set forth in Sections 3(a) hereof, each Principal Stockholder agrees, for a period beginning on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, to deliver (or cause to be delivered) to Parent upon request a proxy authorizing the Covered Shares to be voted in accordance with Section 3(a) of this Agreement, substantially in the form of Annex A attached hereto.

4.	Representations of Parent. Parent hereby represents and warrants to Principal Stockholders that:

(a)

Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action and no other proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(c)

The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

(i)	contravene or conflict with the certificate of incorporation or the bylaws of Parent;

(ii)

result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party.

5.

Transfer and Encumbrance. Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each Principal Stockholder agrees, not to, directly or indirectly, transfer, sell, offer, hypothecate, assign, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares or such Principal Stockholder’s voting or economic interest therein. Subject to the terms of this Agreement, during the term of this Agreement, each Principal Stockholder agrees not to (i) grant any proxies, options or rights of first offer or refusal with respect to any of the Covered Shares, (ii) permit any such Covered Shares to become subject to, any new pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Covered Shares.

6.

Additional Covenant of Principal Stockholders. Each Principal Stockholder shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of such Principal Stockholder’s representations and warranties set forth in Section 2 hereof.

7.	Covenants of Principal Stockholder and Parent.

(a)

Each of Parent and each Principal Stockholder shall use its respective reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(b)

Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

8.

Fiduciary Duties. Nothing contained herein shall limit or affect any actions taken by a Principal Stockholder or any Person controlling or under the control of a Principal Stockholder of the types described in the Merger Agreement (including Section 5.4 thereof) in response to a Takeover Proposal, to the extent that the Company is permitted to take such actions under the Merger Agreement and provided that Principal Stockholder acts in accordance with any requirement set forth in the Merger Agreement, nor shall anything contained herein limit or affect any actions taken by a Principal Stockholder or any other Person in such Person’s capacity as a director of the Company, and none of such actions taken in accordance with the provisions of this Section 8 or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

9.

Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

10.

Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

11.

Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earliest of (i) the Effective Time, (ii) notice by Parent to Principal Stockholders, (iii) termination of the Merger Agreement under for any reason.

12.

Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

13.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

14.

Jurisdiction; Venue. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.

15.	Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

(a)	if to Parent, in the manner provided in the Merger Agreement;

(b)

if to a Principal Stockholder, to such Principal Stockholder’s name, in care of the Company, in the manner provided in the Merger Agreement for notices to the Company, with copies (which shall not constitute notice) to:

(1)	in the case of the Tuchman Principal Stockholders (as indicated on the signature pages hereto):

Post, Polak, Goodsell, MacNeill & Strauchler, P.A. 425 Eagle Rock Avenue – Suite 200 Roseland, New Jersey 07068-1717 Facsimile: (973) 994-1705 Email: rosenberg@ppgms.com Attention: Stephen Rosenberg

(2)	in the case of the Serenbetz Principal Stockholders (as indicated on the signature pages hereto):

The Bayard Firm 222 Delaware Avenue, Suite 900 Wilmington, Delaware 19899 Facsimile: (302) 658-6395 Email: pladig@bayardfirm.com Attention: Peter B. Ladig

16.

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

17.

Waiver. The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

18.	Modification. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

19.

Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

20.	Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CHARIOT ACQUISITION HOLDING LLC By: /s/ Randal Nardone Name: Randal Nardone Title:

Tuchman Principal Stockholders:

/s/ Martin Tuchman
Martin Tuchman

PRINCETON INTERNATIONAL PROPERTIES, INC.

By: /s/ Martin Tuchman
        Name: Martin Tuchman
        Title:

KINGSTONE CAPITAL GROUP, LLC

By: /s/ Martin Tuchman
        Name: Martin Tuchman
Title:

Serenbetz Principal Stockholders:

/s/ Warren L. Serenbetz, Jr.
Warren L. Serenbetz, Jr.

HICKORY ENTERPRISES, L.P.

By: /s/ Warren L. Serenbetz, Jr.
        Name: Warren L. Serenbetz, Jr
        Title: General Partner

/s/ Warren L. Serenbetz
Warren L. Serenbetz

/s/ Paul Serenbetz
Paul H. Serenbetz

/s/ Stuart W. Serenbetz
Stuart W. Serenbetz

___________________________
Clay R. Serenbetz

/s/ Thelma R. Serenbetz
Thelma R. Serenbetz

THE RADCLIFF GROUP, INC.

By: /s/ Warren L. Serenbetz, Jr.
        Name: Warren L. Serenbetz, Jr.
Title: President

ANNEX A

FORM OF IRREVOCABLE PROXY

           The undersigned is a party to the Voting Agreement, dated as of April 20, 2007 (the “Voting Agreement”), by and among Chariot Acquisition Holding LLC (“Parent”), the undersigned and the other Principal Stockholders as defined therein.

           The undersigned hereby revokes any previous proxies previously granted with respect to any Covered Shares (as defined in the Voting Agreement) and appoints Parent, and any individual who shall be designated by Parent, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of stockholders (and any adjournments or postponements thereof) of Interpool, Inc., a Delaware corporation (the “Company”), solely to vote all Covered Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

           This proxy has been granted pursuant to Section 3 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Delaware law, and except that such proxy shall terminate upon the termination of the Voting Agreement.

           The undersigned authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Dated:  [      ], 2007

_______________________________